ITEM 77Q(e)(i) - COPIES OF ANY NEW OR AMENDED REGISTRANT INVESTMENT ADVISORY CONTRACTS

INVESTMENT ADVISORY CONTRACT
LETTER AGREEMENT

MTB Investment Advisors, Inc.
100 East Pratt Street
17th Floor
Baltimore, MD  21202

       February 15, 2005

MTB Group of Funds
5800 Corporate Drive
Pittsburgh, PA  15237-7010

Dear Sirs:

	Under the Investment Advisory Contract between MTB Investment Advisors, Inc. (the "Adviser") and MTB Group of Funds (the "Trust"), dated August 22, 2003, as amended, the Adviser agrees to contractually waive all or a portion of its investment advisory fee (based on average daily net assets) to which it is otherwise entitled to receive from the Funds listed below and/or to reimburse certain operating expenses of the Funds in order to limit each Fund's total operating expenses to not more than the stated amount of the Fund's average daily net assets, for the period from May 1, 2005 through April 30, 2006.

		Maximum Total Net
			Operating Expenses

MTB Managed Allocation Fund - Aggressive Growth II	0.74%
MTB Managed Allocation Fund - Conservative Growth II	0.74%
MTB Managed Allocation Fund - Moderate Growth II	0.74%
MTB Large Cap Growth Fund II	1.00%
MTB Large Cap Value Fund II	1.00%

	If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof. This may be executed in counterpart.

Very truly yours,

MTB INVESTMENT ADVISORS, INC.

By:    /w/ William F. Dwyer
Name:  William F. Dwyer
Title:   President

ACCEPTED:
MTB GROUP OF FUNDS

By:  /s/ Beth S. Broderick
Name:  Beth S. Broderick
Title:  Vice President